UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 29, 2012

Avon Products, Inc.
(Exact name of registrant as specified in charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1345 Avenue of the Americas
New York, New York 10105-0196
(Address of principal executive offices) (Zip Code)
(212) 282-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01     Entry into a Material Definitive Agreement.

On June 29, 2012 (the “Closing Date”), Avon Products, Inc. (the “Company”) entered into a $500.0 million Term Loan Agreement with Citibank, N.A., as Administrative Agent, Citigroup Global Markets Inc., Santander Investment Securities Inc., Goldman Sachs Bank USA and BBVA Compass, as Joint Lead Arrangers and Joint Bookrunners, and the other lenders party thereto (the “Credit Agreement”).

The Credit Agreement provides for a $500.0 million term loan facility, subject to a possible one-time increase, as may be requested by the Company, by up to an aggregate incremental principal amount of $250.0 million in commitments that may be subscribed by existing lenders under the Credit Agreement or new lenders. The Credit Agreement is available for general corporate purposes, including funding or making payments for the debt of the Company or any of its subsidiaries and funding loans from the Company to any of its subsidiaries. Amounts borrowed under the Credit Agreement and repaid or prepaid may not be reborrowed.
The Credit Agreement provides for mandatory prepayments and voluntary prepayments. Subject to certain exceptions, the Company is required to prepay fifty percent (50%) of the net cash proceeds received from any incurrence by it or any of its subsidiaries of debt for borrowed money in excess of $500.0 million. Voluntary prepayments by the Company under the Credit Agreement are permitted at any time without fee (other than customary breakage costs relating to the prepayment of any drawn loans) upon proper notice and subject to a minimum dollar requirement.
The Company borrowed $500.0 million on the Closing Date. The Company is required to repay (i) on June 29, 2014, an amount equal to twenty-five percent (25%) of the aggregate principal amount of the loans made by the lenders on the Closing Date (less any amounts prepaid) and (ii) on June 29, 2015, the then outstanding aggregate principal amount of the loans made under the Credit Agreement. Borrowings under the Credit Agreement bear interest at a rate per annum, which will be, at the Company's option, either LIBOR plus an applicable margin or a floating base rate plus an applicable margin, in each case subject to adjustment based on the credit ratings of the Company.
The Credit Agreement contains affirmative, negative and financial covenants, which are customary for financings of this type, including, among other things, limits on the incurrence of liens, a minimum interest coverage ratio and a maximum leverage ratio. The Credit Agreement also includes events of default, which are customary for facilities of this type (with customary grace periods, as applicable), including provisions under which, upon the occurrence of an event of default, all outstanding loans may be accelerated. Also under such provisions, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Agreement shall automatically become immediately due and payable.
Certain of the financial institutions that are parties to the Credit Agreement provide or have provided a variety of financial services to the Company and its affiliates, including investment banking, cash management, equipment financing and leasing services, the issuance of letters of credit and bank guarantees, and interest rate and foreign exchange derivative arrangements.
The foregoing does not constitute a complete summary of the terms of the Credit Agreement, and reference is made to the complete text of the agreement, which is attached hereto as Exhibit 10.1.
Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

(Page 2 of 4 Pages)

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits

Exhibit
No.

10.1
$500,000,000 Term Loan Agreement, dated as of June 29, 2012, among Avon Products, Inc., Citibank, N.A., as Administrative Agent, Citigroup Global Markets Inc., Santander Investment Securities Inc., Goldman Sachs Bank USA and BBVA Compass, as Joint Lead Arrangers and Joint Bookrunners, and the other lenders party thereto.

(Page 3 of 4 Pages)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By	/s/ Kimberly A. Ross
Name: Kimberly A. Ross
Title: Executive Vice President and
Chief Financial Officer

Date: July 5, 2012

(Page 4 of 4 Pages)

EXHIBIT INDEX

Exhibit
No.	Description

10.1
$500,000,000 Term Loan Agreement, dated as of June 29, 2012, among Avon Products, Inc., Citibank, N.A., as Administrative Agent, Citigroup Global Markets Inc., Santander Investment Securities Inc., Goldman Sachs Bank USA and BBVA Compass, as Joint Lead Arrangers and Joint Bookrunners, and the other lenders party thereto.